                                                                  EXHIBIT (A)(8)

                           TRIKON TECHNOLOGIES, INC.

                                APRIL 14, 1998

TO THE HOLDERS OF SERIES G PREFERRED STOCK
AND WARRANTS OF TRIKON TECHNOLOGIES, INC.:

  We are enclosing herewith the material listed below in connection with (i) Trikon Technologies, Inc.'s, (the "Company") solicitation (the "Series G Exchange Offer"), upon the terms and subject to the conditions set forth in the Offering Circular dated April 14, 1998 (as the same may be further amended or supplemented from time to time, the "Offering Circular"), and the Series G Conversion Notice and Letter of Transmittal, of each holder of its Series G Preferred Stock (the "Series G Preferred Stock") to convert each share of Series G Preferred Stock into one share of Common Stock, no par value per share (the "Common Stock"), in exchange for a conversion payment of (a) 1.1251 shares of Common Stock and (b) .0027 shares of Series I Junior Participating Preferred Stock, no par value per share, and (ii) the Company's offer (the "Warrant Exchange Offer"), upon the terms and subject to the conditions set forth in the Offering Circular, and the Warrant Letter of Transmittal, to exchange each Warrant to purchase Common Stock issued in connection with the issuance of the Series G Preferred Stock (the "Warrants") for one share of its Common Stock.

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 11, 1998, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (SUCH TIME AND DATE, AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). SERIES G PREFERRED STOCK AND WARRANTS TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. AFTER THE EXPIRATION DATE, SERIES G PREFERRED STOCK AND WARRANTS TENDERED IN THE EXCHANGE OFFER MAY NOT BE WITHDRAWN UNLESS THE EXCHANGE OFFER IS TERMINATED OR EXPIRES WITHOUT CONSUMMATION THEREOF.

  Enclosed for your information and use are copies of the following documents:

  1. Offering Circular;

  2. YELLOW Series G Conversion Notice and Letter of Transmittal for your use in connection with the Series G Exchange Offer;

  3. YELLOW return envelope addressed to U.S. Trust Company of California, N.A., the Exchange Agent, for you to return the completed and duly executed Series G Conversion Notice and Letter of Transmittal and your stock certificates evidencing shares of the Series G Preferred Stock;

  4. GREEN Warrant Letter of Transmittal for your use in connection with the Warrant Exchange Offer;

  5. GREEN return envelope addressed to U.S. Trust Company of California, N.A., the Exchange Agent, for you to return the completed and duly executed Warrant Letter of Transmittal and the Warrants;

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  If you have any questions regarding the exchange process, please feel free to contact U.S. Trust Company of California, N.A. at (800) 225-2398.

  HOLDERS OF SERIES G PREFERRED STOCK AND WARRANTS ARE STRONGLY URGED TO AND SHOULD READ AND CONSIDER CAREFULLY THE ENCLOSED OFFERING CIRCULAR AND THE TERMS AND CONDITIONS SET FORTH IN THE SERIES G CONVERSION NOTICE AND LETTER OF TRANSMITTAL AND THE WARRANT LETTER OF TRANSMITTAL.

                                          Very truly yours,

                                          Trikon Technologies, Inc.